                                  Exhibit 99(b)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 11-K






[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
    1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1997


OR


[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934 [NO FEE REQUIRED]

For the transition period from _______________ to _______________


Commission file number    1-7155 (The Dun & Bradstreet Corporation)
                          1-8612 (Ameritech Corporation)


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

   DonTech Profit Participation Plan, 205 N. Michigan Avenue, Chicago, Illinois 60601

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

   The Dun & Bradstreet Corporation, One Diamond Hill Road, Murray Hill, NJ 07974; and Ameritech Corporation, 30 South Wacker Drive, Chicago, Illinois 60606



                              REQUIRED INFORMATION

         The required financial statements are attached to this report.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the AM/DON general partnership (the administrator of the DonTech Profit Participation
Plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             DonTech Profit Participation Plan
                                                       (Name of Plan)



                                              BY: _________________________
                                                       Robert Gross
                                                  Vice President - Finance &
                                                    Chief Financial Officer


Date: June 22, 1998

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in (i) the registration statement of Ameritech Corporation on Form S-8 (File No. 33-49036), and (ii) the registration statement of The Dun & Bradstreet Corporation on Form S-8 (File No.33-49060), of our report dated June 22, 1998 on our audits of the financial statements of the DonTech Profit Participation Plan as of December 31, 1997 and 1996 and for the year ended December 31, 1997, which report is included in this annual report on Form 11-K.


                                                Coopers  & Lybrand L.L.P


New York, New York
June 22, 1998

                        DONTECH PROFIT PARTICIPATION PLAN

                          INDEX TO FINANCIAL STATEMENTS


                                                                      Pages F-

Report of Independent Accountants                                            2
Statements of Net Assets Available for Plan Benefits as of
  December 31, 1997 and 1996                                               3-4
Statement of Changes in Net Assets Available for Plan Benefits
  for the Year Ended December 31, 1997                                       5
Notes to Financial Statements                                             6-11

                                -----------------

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Employee Benefits Committee of The Board of Directors of AM-DON GENERAL
PARTNERSHIP:

We have audited the accompanying statements of net assets available for plan benefits of the DONTECH PROFIT PARTICIPATION PLAN (the "Plan") as of December 31, 1997 and 1996, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for plan benefits for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The fund information in the statements of net assets available for plan benefits as of December 31, 1997 and 1996 and the statement of changes in net assets available for plan benefits for the year ended December 31, 1997 is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The fund information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                 Coopers & Lybrand L.L.P

New York, New York
June 22, 1998


                          PROFIT PARTICIPATION PLAN OF
                                     DONTECH
   STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION
                             As of December 31, 1997
                             (Dollars in Thousands)




                                                       FUND INFORMATION
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Common Stock Fund
                                                 -------------------------------

                                                   Dun &      Dun %
                                                 Bradstreet Bradstreet Ameritech Special Mid & Small International Balanced
                                          Equity   Legacy     Common    Common    Fixed     Equity       Equity     Equity
                                          Index    Stock      Stock     Stock     Income    Index        Index      Index    Loan
         ASSETS                   Total   Fund     Fund       Fund      Fund      Fund      Fund         Fund       Fund    Account
-----------------------------------------------------------------------------------------------------------------------------------
Investments in Group Trust,      $41,490 $14,054 $4,394      $898     $3,047     $15,774    $700        $732        $930     $961
at fair value

Accrued interest receivable on        6        2      1         0          1           2       0           0           0        0
participant loans

Interfund receivable (payable)        0      119     (1)      (24)       (32)        (71)      5          (3)          7        0

Contributions receivable:
      Employer                       50       21     (1)        8          3           1       3          12           3        0
      Participants                  169       81      5        41         18           5       7           6           6        0


                                -------- ------- ------      ----     ------     -------    ----        ----        ----      ----
Net assets available for        $41,715  $14,277 $4,398      $923     $3,037     $15,711    $715        $747        $946      $961
plan benefits                   ======== ======= ======      ====     ======     =======    ====        ====        ====      ====




    The accompanying notes are an integral part of the financial statements.


                                      F-3

                          PROFIT PARTICIPATION PLAN OF
                                     DONTECH
   STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION
                             As of December 31, 1996
                             (Dollars in Thousands)




                                                       FUND INFORMATION
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Common Stock Fund
                                                -------------------------------

                                                   Dun &      Dun %
                                                 Bradstreet Bradstreet Ameritech Special Long Term Mid & Small International
                                          Equity   Legacy     Common    Common   Fixed    Bond      Equity        Equity
                                          Index    Stock      Stock     Stock    Income   Index     Index         Index      Loan
        ASSETS                    Total   Fund     Fund       Fund      Fund      Fund     Fund      Fund          Fund     Account
-----------------------------------------------------------------------------------------------------------------------------------
Investments in Group Trust, at   $35,900 $10,216  $3,968     $141       $2,319  $17,400    $907       $  -        $  -       $949

Accrued interest receivable on         5       2       1        0            1        1       0          0           0          0
participant loans

Interfund receivable (payable)         0       0    (107)      32          (54)     179    (541)       293         198          0

Contributions
receivable:
      Employer                       129      49       0       21           18       34       5          1           1          0
      Participants                   168      70       2       43           12       38       2          1           0          0


                                 ------- -------  ------     ----       ------  -------    ----       ----        ----       ----
Net assets available for
plan benefits                    $36,202 $10,337  $3,864     $237       $2,296  $17,652    $373       $295        $199       $949
                                 ======= =======  ======     ====       ======  =======    ====       ====        ====       ====




    The accompanying notes are an integral part of the financial statements.

                                      F-4

                          PROFIT PARTICIPATION PLAN OF
                                     DONTECH
 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION
                      For The Year Ended December 31, 1997
                             (Dollars in Thousands)




                                                     FUND INFORMATION
-----------------------------------------------------------------------------------------------------------------------------------

                                                    Common Stock Fund
                                             ------------------------------

                                               Dun &      Dun &
                                             Bradstreet Bradstreet Ameritech Special Long Term Mid&Small Int'l  Balanced
                                      Equity  Legacy      Common    Common   Fixed     Bond     Equity   Equity  Equity
                                      Index   Stock       Stock     Stock    Income    Index    Index    Index    Index    Loan
                              Total   Fund    Fund        Fund      Fund      Fund     Fund      Fund      Fund    Fund   Account
-----------------------------------------------------------------------------------------------------------------------------------
Allocated income in Group    $6,688  $3,220  $1,170      $145      $  807   $ 1,110   $  6      $ 53      $ (8)    $111    $ 74
Trust

Accrued interest receivable       6       2       1         0           1         2      0         0         0        0       0
on participant loans

Contributions received:
     Employer                    842     364     (7)      111         105       173     (2)       37        28        33      0
     Participants              2,525   1,095      5       309         308       484      4       128       102        90      0


Participant loan repayments        0     169      4        56          60       142      0         6         3        10    (450)

Benefits paid to participants (4,425)   (898)  (262)      (29)       (226)   (2,978)    (8)       (6)      (11)       (7)      0

Loans to participants           (123)   (232)   (39)      (11)        (52)     (159)     0        (2)       (1)      (15)    388

Interfund transfers                0     220   (338)      105        (262)     (715)  (373)      204       435       724       0

                             ------- ------- ------      ----      ------    ------   ----      ----      ----      ----    ----
Net increase (decrease) for    5,513   3,940    534       686         741    (1,941)  (373)      420       548       946      12
the year                     ------- ------- ------      ----      ------    ------   ----      ----      ----      ----    ----

Net assets available for plan
benefits, as of January 1,
1997                          36,202  10,337  3,864       237       2,296    17,652    373       295       199         0     949
                             ------- ------- ------      ----      ------    ------   ----      ----      ----      ----    ----

Net assets available for plan
benefits, as of December 31,
1997                         $41,715 $14,277 $4,398      $923      $3,037   $15,711   $  -      $715      $747      $946    $961
                             ======= ======= ======      ====      ======   =======   ====      ====      ====      =====   ====




    The accompanying notes are an integral part of the financial statements.

                                      F-5

                       DONTECH PROFIT PARTICIPATION PLAN

                         NOTES TO FINANCIAL STATEMENTS


Note 1.  Summary of Significant Accounting Policies

Master Trust   AM-DON, a general partnership between The Reuben H. Donnelley
Corporation and Ameritech Publishing of Illinois, Inc. doing business under the name DonTech ("DonTech" or "Company"), has adopted the DonTech Profit Participation Plan (the "Plan") for the benefit of its eligible associates. The assets of the Plan are commingled for investment purposes with the assets of The Profit Participation Plan of The Dun & Bradstreet Corporation in the Dun & Bradstreet Defined Contribution Plan Group Trust (the "Group Trust"), a master trust established between The Dun & Bradstreet Corporation and Bankers Trust Company (the "Trustee"). The Plan's investment in the Group Trust is based on its relative interest in the fair value of the assets held in the Group Trust. Investment income, gains and losses on sales of investments and net appreciation/depreciation in the fair value of investments are allocated to the Plan based upon its relative investment balances at fair value during the valuation period.

Contributions Contributions by participating employees ("participants") are recorded in the period payroll deductions are made. Contributions by DonTech are based upon amounts required to be funded under the provisions of the Plan.

Payment of Benefits      Benefits are recorded when paid.

Liabilities of $322,050 and $478,700 for the years ended December 31, 1997 and 1996, respectively, relating to participants who have elected to withdraw from the Plan but have not yet been paid, have been reflected on Form 5500. The difference between benefits paid to participants reported in the Statement of Changes in Net Assets Available for Plan Benefits and Form 5500 for the year ended December 31, 1997 amounted to $156,650.

Use of Estimates    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Certain investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the Statement of Net Assets Available for Plan Benefits and the Statement of Changes in Net Assets Available for Plan Benefits.

Plan Termination    While DonTech has not expressed any intent to discontinue
its contributions or to terminate the Plan, it is free to do so at any time subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1976, as amended ("the Code"), which state that, in such event, all participants of the Plan shall be fully vested in the amounts credited to their accounts.

Note 2. Plan Description

The following summary of major Plan provisions in effect for the Plan year is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

                        DONTECH PROFIT PARTICIPATION PLAN

Note 2.  Plan Description (Cont.)

The Plan is a defined contribution plan and is subject to the provisions of ERISA.

Full time associates of the Company are immediately eligible on their date of hire. Associates of DonTech who work at least one thousand hours during the consecutive twelve-month period following employment, or in any calendar year thereafter, are eligible to participate in the Plan on the following January 1 or July 1.

Participants contribute to the basic Plan by authorizing payroll deductions equal to 2%, 3%, 4%, 5% or 6% of their creditable compensation as defined in the Plan. DonTech makes matching contributions equal to a minimum of 50% of aggregate participant contributions. If the average increase in DonTech's net income, as defined in the Plan, for any Plan year and the immediately preceding Plan year is greater than 5%, DonTech contributes an additional percentage of the aggregate participant contributions.

Participants also may make additional contributions (which are not eligible for company matching contributions) under an Investment Plan addendum to the basic Plan.

Participants are not permitted to invest more than 50% of their account balance or contributions in the Dun & Bradstreet Common Stock Fund and Ameritech Common Stock Fund (together, "the Company Stock Fund"). Contributions, transfers, reallocations of actual balances into the Company Stock Fund will be invested 50% in Ameritech Common Stock and 50% in Dun & Bradstreet Common Stock. Participants are able to reallocate their entire account balances in multiples of 10% among the Plan's eight investment funds, subject to the 50% maximum for the Company Stock Fund.

Participants' contributions under the basic Plan and additional contributions under the Investment Plan may be made in the form of contributions from after-tax earnings and/or contributions from before-tax earnings, which have the effect of reducing current taxable earnings for federal income tax purposes. A participant's aggregate contributions may not exceed 16% of the participant's creditable compensation (up to 6% in contributions under the basic Plan and up to 10% in contributions under the Investment Plan) subject to an overall limit on before-tax contributions imposed by the Code. For 1997, the Code limit on before-tax contribution was $9,500.

To comply with certain provisions of the Tax Reform Act of 1986 (the "Act"), the Plan limits maximum covered compensation as defined by the Secretary of the Treasury. The maximum covered compensation for purposes of determining participant and Company contributions under the Plan for 1997 was $160,000. Additionally, the Plan provides for graduated vesting in the value of Company contributions to a participant's Plan account over a three year period beginning on the member's initial employment date with the Company. In addition, a participant becomes 100% vested in the value Company contributions immediately upon attainment of age 65 or if he or she becomes totally and permanently disabled or dies.

Upon termination of service with DonTech, participants become eligible for a lump sum distribution of the vested portion of their account balance. Retired and terminated participants who have an account balance in excess of $3,500 may elect various forms of deferred distribution.

Participants may obtain loans from the Plan, which are secured by the vested balance in their accounts. The Plan limits the total number and amount of loans outstanding at any time for each participant. Interest rates applicable to Plan loans are commensurate with prevailing rates of interest charged on similar commercial loans determined in the marketplace plus 2%. The total number of participants with outstanding loans at December 31, 1997 was 201.

                        DONTECH PROFIT PARTICIPATION PLAN

Note 2.  Plan Description (Cont.)

Amounts forfeited by nonvested or partially vested participants who terminated during the year ended December 31, 1997 totaled $19,756. Forfeited amounts reduce future DonTech contributions.

Note 3. Investment Funds

Participants of the Plan can elect to have amounts credited to their Plan accounts invested in one or more of eight investment funds: an Equity Index Fund, a Dun & Bradstreet Legacy Stock Fund, a Dun & Bradstreet Common Stock Fund, an Ameritech Common Stock Fund, a Special Fixed Income Fund, a Balanced Equity Index Fund, a Mid & Small Equity Index Fund and an International Equity Index Fund.

The Equity Index Fund is a fund invested in the common stock of companies included in the Standard & Poor's 500 Stock Index (S&P 500); the number of participants at December 31, 1997 was 365. The Dun & Bradstreet Legacy Stock fund consists of shares of common stock of The Dun & Bradstreet Corporation, ACNielsen Corporation and Cognizant Corporation; the number of participants at December 31, 1997 was 197. The Dun & Bradstreet Common Stock Fund is a fund invested in the common stock of The Dun & Bradstreet Corporation; the number of participants at December 31, 1997 was 289. The Ameritech Common Stock Fund is a fund invested in the common stock of Ameritech Corporation; the number of participants at December 31, 1997 was 289. The Special Fixed Income Fund is a fund invested in group insurance contracts (GICs) with one or more insurance companies and/or financial institutions selected by The Dun & Bradstreet Corporation; the number of participants at December 31, 1997 was 467. The insurance companies and/or financial institutions contract to repay both principle and a specific rate of return, depending on market conditions when the contract is negotiated, and the length of the contract. The Balanced Equity Index fund is invested in the common stock of companies included in the Standard & Poor's 500 Stock Index (S&P 500) and long term bonds; the number of participants at December 31, 1997 was 86. The Mid & Small Equity Index Fund is a fund invested in common stocks in the U.S. equity market that are not included in the S&P 500; the number of participants at December 31, 1997 was
97. The International Equity Index Fund is a fund invested in a portfolio of securities traded outside the U.S. Investment selections are based on the Europe, Australia and Far East Index; the number of participants at December 31, 1997 was 104.

The Balanced Equity Fund replaced the BZW Long-Term Bond Index Fund after December 31, 1996. Participants who had investments within the BZW Long-Term Bond Index Fund were allowed to transfer their assets to the remaining funds or have their assets transferred into the Balanced Equity Fund automatically.

Contributions received from participants and from DonTech are temporarily invested in Bankers Trust Company Short-Term Investment Fund, pending investment into the funds.

Investments of the Special Fixed Income Fund consist entirely of investment contracts with insurance companies which represents a concentration of credit risk. However, the Plan does not anticipate nonperformance by the insurance companies.

Note 4. Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated January 31, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

                        DONTECH PROFIT PARTICIPATION PLAN

Note 5.  Investment  in Group Trust

The investment reflected in the Statement of Net Assets Available for Plan Benefits represents the Plan's share of total assets in the Group Trust which is 4.5% and 4.2% at December 31, 1997,and 1996 respectively. Assets at fair value in the Group Trust are summarized as follows (in thousands):

                                                              December 31,
                                                             1997       1996

BZW Barclays Equity Index Fund                             $364,313*  $326,028*
The Dun & Bradstreet Corporation Common Stock                21,114      1,625
Ameritech Corporation Common Stock                            3,011      2,274
Legacy Common Stock Fund                                    107,651*   122,915*
New York Life Annuity Contract                               32,272     42,764
John Hancock Annuity Contract                                37,562     93,875*
Principal Mutual Annuity Contract                            64,064*   181,514*
MetLife Annuity Contract                                    100,428*    87,211*
Cigna Annuity Contract                                       52,150*         0
Trans American Annuity Contract                              21,663          0
BZW Barclays Long-Term Bond Index Fund                            0     37,865
BGI Balanced Equity Fund                                     27,481          0
BGI Internatonal Equity Fund                                 18,371          0
BGI Mid & Small Cap Fund                                     31,096          0
Loan Account                                                 18,304     28,139
Bankers Trust Short-Term Investment Fund                     13,074      1,407
                                                           --------   ---------
Total Investments                                          $912,554    $862,620
Accrued interest and dividends                                1,797       1,530
                                                           ---------  ---------
Total assets in Group Trust                                $914,351    $864,150
                                                           =========  =========

* These investments represented 5% or more of total Plan assets.

                        DONTECH PROFIT PARTICIPATION PLAN

The Group Trust's investments had the following income during 1997 (in thousands):

Net Appreciation

Investments, at fair value as determined by quoted market prices:

BGI Barclays Equity Index Fund                        $90,545
The Dun & Bradstreet Corporation Common Stock           3,084
Ameritech Corporation Common Stock                        719
Legacy Common Stock                                    28,570
BGI Balanced Equity Index Fund                          3,553
BGI Mid & Small Cap Fund                                3,912
BGI International Equity Fund                            (230)
BGI Barclays Long-Term Bond Index Fund                    (63)
                                                     ---------
         Total net appreciation                      $130,090
Investment Income                                    ---------

Interest                                             $ 26,183
Dividends                                               1,886
                                                     ---------
         Total Investment Income                       28,069
                                                     ---------
Group Trust Income                                   $158,159
                                                     =========

The Plan's allocated income in the Group Trust represents its participating share throughout the year ended December 31, 1997.

Investments in securities are included at fair value. The fair value of investments is determined utilizing the applicable December 31 closing sales prices as quoted in published financial sources.

Investments in the Bankers Trust Company Short-Term Investment Fund, the BZW Barclays Equity Index Fund and the BZW Barclays Long-Term Bond Index Fund are valued at the applicable December 31 redemption prices reported by the managers of the funds.

Investments under The New York Life Insurance Company, John Hancock Mutual Life Insurance Company, Metropolitan Life Insurance Company and the Principal Mutual Life Insurance Company investment contracts do not participate directly in market appreciation or depreciation. Such investments are stated at contract value which approximates fair value and which represents the aggregate amount of accumulated contributions into the account and interest earned thereon, less accumulated distributions.

Dividend income is recorded on the ex-dividend date. Interest earned on investments is recorded on the accrual basis. Purchases and sales of securities are recorded on the trade date.

The net appreciation in the fair value of the Group Trust's investments consists of realized gains and losses and the unrealized appreciation on those investments for the year.

Note 6. Plan Expenses

Transaction and investment manager fees relating to investments in the "Company Stock Fund", Equity Index Fund, and BZW Barclays Long-Term Bond Index Fund are charged against Plan assets. Trustee fees and other expenses of administering the Plan are borne by DonTech.


Note 7. Subsequent Events

During May 1998, the Plan changed its trustee from Bankers Trust Company to Northern Trust.

On May 11, 1998, Ameritech jointly announced with SBC Communications Inc. ("SBC") a definitive agreement to merge an SBC subsidiary, SBC Delaware, Inc., with Ameritech in a transaction in which each share of Ameritech common stock (other than shares owned by Ameritech, SBC or their respective subsidiaries) will be converted into and exchanged for 1.316 shares of SBC common stock. After the merger, which is subject to the satisfaction of certain conditions and regulatory approvals as well as approval by shareowners of each company, Ameritech will be a wholly owned subsidiary of SBC.

The definitive merger agreement provides for the conversion, at the effective date of the merger, of shares of Ameritech common stock held by the Plan into shares of SBC common stock, by multiplying the Ameritech shares by the exchange ratio.